This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated January 26, 2000 and the related Letter of Transmittal, and any amendments or supplements thereto, which are being mailed to all holders of Shares. The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Salomon Smith Barney Inc. (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                                 TEKTRONIX, INC.

                    UP TO 7,954,545 SHARES OF ITS COMMON STOCK
                       (INCLUDING THE ASSOCIATED PREFERRED
                      STOCK PURCHASE RIGHTS) AT A PURCHASE
                      PRICE NOT IN EXCESS OF $44.00 NOR LESS
                           THAN $39.00 PER SHARE IN CASH

         Tektronix, Inc., an Oregon corporation (the "Company"), invites its shareholders to tender up to 7,954,545 shares of its Common Stock (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of August 16, 1990, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent) to the Company at prices not in excess of $44.00 nor less than $39.00 per Share, net to the seller in cash, without interest thereon, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 26, 2000 and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

         THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 23, 2000, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY
RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN

FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. EACH SHAREHOLDER MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SUCH SHAREHOLDER'S SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. RELATIONAL INVESTORS, LLC AND OTHER ENTITIES CONTROLLED BY RALPH V. WHITWORTH, A DIRECTOR OF THE COMPANY, HAVE INFORMED THE COMPANY THAT THEY INTEND TO TENDER ALL OF THEIR 4,678,000 SHARES IN THE OFFER. JEROME J. MEYER, CHAIRMAN OF THE BOARD OF THE COMPANY, HAS ADVISED THE COMPANY THAT HE INTENDS TO TENDER IN THE OFFER A PORTION OF THE SHARES HELD BY HIM AND A FAMILY LIMITED PARTNERSHIP. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY OTHER THAN MR. MEYER AND MR. WHITWORTH INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

         The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $44.00 nor less than $39.00 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 7,954,545 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $44.00 nor less than $39.00 per Share). All Shares properly tendered prior to the Expiration Date (as defined below) at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the odd lot and proration provisions.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. All Shares acquired in the Offer will be acquired at the Purchase Price. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, February 23, 2000, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion, to purchase more than 7,954,545 Shares pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered at or below the Purchase Price and not properly withdrawn (subject to the odd lot and proration provisions of the Offer) only when, as and if the Company gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in the case of a book-entry transfer and any other documents required by the Letter of Transmittal.

         The Company intends to use up to $350 million of the proceeds from the sale of its color printing and imaging division to purchase Shares in the Offer. The Board of Directors believes that the repurchase of Shares pursuant to the Offer is an efficient way to return a significant portion of the proceeds from the sale to shareholders. In addition, the Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price (not in excess of $44.00 nor less than $39.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer and where Shares are tendered by the registered owner thereof directly to the Depository, to sell those Shares for cash without the usual transaction costs associated with open market sales. In addition, Odd Lot Holders (as defined in the Offer to Purchase) who hold Shares registered in their names and tender their Shares directly to the Depository and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares in a New York Stock Exchange transaction. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company.

         Upon the terms and subject to the conditions of the Offer, if more than 7,954,545 Shares (or such greater number of Shares as the Company may elect to purchase) have been properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the following basis: (a) first, all Shares properly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder who (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder at a price at or below the Purchase Price (partial tenders will not qualify for this preference) and (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery and (b) second, after the purchase of all of the foregoing Shares, all other Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares).

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 of the Offer to Purchase shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder's Shares.

         Tenders of Shares pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Wednesday, March 22, 2000. For such withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

         The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION WITH RESPECT TO THE OFFER IS MADE.

         Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

                     The Information Agent for the Offer is:

                     ChaseMellon Consulting Services L.L.C.

                          450 West 33rd Street, 14th Floor
                              New York, New York 10001

                       Banks and Brokers Call: (212) 273-8093

                  All Others Please Call Toll-Free (888) 224-2745

                      The Dealer Manager for the Offer is:

                              Salomon Smith Barney

                              390 Greenwich Street
                            New York, New York 10013

                                 (800) 996-7920

January 26, 2000